EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-266236) of Sotherly Hotels Inc. of our reports dated March 22, 2024, with respect to the consolidated financial statements of Sotherly Hotels Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ FORVIS, LLP

Jacksonville, Florida

March 22, 2024